Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Cash Distribution 1.9% to $0.6625 Per Unit and Updates 2015 Guidance

TULSA, OKLAHOMA, April 28, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended March 31, 2015 (the “2015 Quarter”).  Total revenues climbed to $560.4 million, an increase of 3.4% compared to the quarter ended March 31, 2014 (the “2014 Quarter”) reflecting higher other sales and operating revenues.  Increased revenues and production contributed to higher EBITDA, which rose $1.8 million to $192.2 million for the 2015 Quarter.  Net income for the 2015 Quarter decreased 8.1% to $106.5 million, or $0.92 per basic and diluted limited partner unit compared to the 2014 Quarter primarily due to increased depreciation, depletion and amortization expense.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2015 Quarter to $0.6625 per unit (an annualized rate of $2.65 per unit), payable on May 15, 2015 to all unitholders of record as of the close of trading on May 8, 2015.  The announced distribution represents an 8.4% increase over the cash distribution of $0.61125 per unit for the 2014 Quarter and a 1.9% increase over the cash distribution of $0.65 per unit for the quarter ended December 31, 2014 (the “Sequential Quarter”).  The comparative distributions per unit, as well as net income per basic and diluted limited partner unit, reflected for the 2014 Quarter in this press release have been adjusted for the two-for-one unit split completed on June 16, 2014.

“ARLP continued its strong operating and financial performance in the first quarter of 2015, reporting increases to coal production volumes, revenues and EBITDA,” said Joseph W. Craft III, President and Chief Executive Officer.  “Contributing to these results, our Tunnel Ridge mine continued to experience higher productivity, performing above expectations to drive production in our Appalachian region higher in the 2015 Quarter by almost 13% compared to the 2014 Quarter.  All operations performed well during the 2015 Quarter and our teams posted the best safety performance in ARLP’s history.  We are also beginning to see the benefits of our investment in White Oak as revenues and EBITDA from this project increased by $14.7 million and $9.3 million, respectively, compared to the 2014 Quarter.”

Mr. Craft continued, “Our financial performance for the 2015 Quarter was impacted by delayed shipments on contracted tons due to frigid February weather and high waters on the Ohio River

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that disrupted barge transportation.  Inventory at our mines grew by more than1.0 million tons during the 2015 Quarter to 2.4 million tons, causing us to reduce our production at several operations to offset the inventory build. We expect to ship approximately 800,000 tons above our production in the upcoming quarter and continue to work off the inventory over the balance of the year.  Based on ARLP’s quarterly results and confidence in our future performance, the Board announced today an increase in unitholder distributions for the twenty-eighth consecutive quarter.”

Consolidated Financial Results

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

For the 2015 Quarter, revenues increased to $560.4 million compared to $542.0 million for the 2014 Quarter, primarily due to higher surface facility services and coal royalties related to ARLP’s participation in the White Oak Mine No. 1, which added approximately $14.7 million of additional other sales and operating revenues in the 2015 Quarter.  This increase in revenues was partially offset by lower coal sales revenues as a result of lower average coal sales price which decreased slightly to $54.49 per ton sold.  Although impacted by weather-related disruptions, total coal sales volumes in the 2015 Quarter remained consistent with the 2014 Quarter, while coal production volumes increased 2.4% to 10.5 million tons in the 2015 Quarter.

Compared to the 2014 Quarter, operating expenses increased in the 2015 Quarter by 3.8% to $334.4 million.  This increase was primarily the result of increased coal sales and production volumes from our Gibson South and Tunnel Ridge mines as well as higher labor-related expenses at the Illinois Basin operations.  These increases were partially offset by lower sales at our Warrior mine as it continues to transition to a new mining area, our Gibson North mine due to shift reductions in response to market conditions and an inventory build at our River View mine.  Segment Adjusted EBITDA Expense per ton increased 3.8% to $35.21 in the 2015 Quarter compared to the 2014 Quarter primarily due to tons sold from high-cost beginning inventory at various operations and lower recoveries at our Warrior and Gibson North mines.

Depreciation, depletion and amortization increased $11.4 million to $78.3 million in the 2015 Quarter compared to the 2014 Quarter, due to the previously announced reduction of the economic mine life at our Hopkins mine, which is expected to close in early 2016, production at the Gibson South mine, which began in April 2014, amortization of coal supply agreements acquired in December 2014 and capital expenditures related to infrastructure investments at various operations.

The previously discussed increase in revenues from White Oak in the 2015 Quarter more than offset the pass through of related net equity in loss of affiliates, resulting in higher Segment Adjusted EBITDA for the White Oak Segment of $5.3 million compared to a loss of $4.1 million in the 2014 Quarter.  Total net equity in loss of affiliates increased to $9.7 million for the 2015 Quarter, compared to a loss of $6.2 million for the 2014 Quarter, primarily due to higher expenses reflecting White Oak’s continued ramp up of longwall operations following the commencement of operations in late 2014.

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Regional Results and Analysis

(in millions, except per ton data)	2015 First Quarter	2014 First Quarter	% Change Quarter / Quarter	2014 Fourth Quarter	% Change Sequential

Illinois Basin
Tons sold	7.119	7.482	(4.9)%	7.692	(7.4)%
Coal sales price per ton (1)	$51.73	$52.42	(1.3)%	$52.93	(2.3)%
Segment Adjusted EBITDA Expense per ton (2)	$31.78	$30.68	3.6%	$33.94	(6.4)%
Segment Adjusted EBITDA (2)	$142.7	$163.6	(12.8)%	$146.7	(2.7)%

Appalachia
Tons sold	2.374	2.013	17.9%	2.357	0.7%
Coal sales price per ton (1)	$61.45	$66.24	(7.2)%	$64.62	(4.9)%
Segment Adjusted EBITDA Expense per ton (2)	$41.20	$42.52	(3.1)%	$37.86	8.8%
Segment Adjusted EBITDA (2)	$55.8	$48.9	14.1%	$69.6	(19.8)%

White Oak
Tons processed	3.054	0.669	N/M (4)	1.647	85.4%
Surface facility/royalty revenues	$18.4	$3.7	N/M (4)	$9.8	87.8%
Equity in loss of affiliates	$(9.4)	$(6.3)	(49.2)%	$(2.8)	N/M (4)
Segment Adjusted EBITDA (2)	$5.3	$(4.0)	N/M (4)	$4.1	29.3%

Total (3)
Tons sold	9.501	9.495	0.1%	10.049	(5.5)%
Coal sales price per ton (1)	$54.49	$55.35	(1.6)%	$55.68	(2.1)%
Segment Adjusted EBITDA Expense per ton (2)	$35.21	$33.91	3.8%	$35.69	(1.3)%
Segment Adjusted EBITDA (2)	$209.0	$207.9	0.5%	$220.8	(5.3)%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin, Appalachia and White Oak segments highlighted above.

(4)         Percentage change not meaningful.

Increased coal sales volumes from the Tunnel Ridge and Mettiki longwall operations drove sales tons for the 2015 Quarter higher by 17.9% in Appalachia, compared to the 2014 Quarter.  In the Illinois Basin, coal sales volumes decreased in the 2015 Quarter compared to both the 2014 and Sequential Quarters primarily due to timing of shipments partially offset by increased sales volumes from our new Gibson South mine.

Compared to the Sequential Quarter, weather-related transportation disruptions negatively impacted coal shipments in the 2015 Quarter, particularly at our Warrior, Gibson North, River View and Tunnel Ridge mines.  Delayed shipments pushed total coal inventory to approximately 2.4 million tons during the 2015 Quarter.  Coal shipments have recently improved, allowing ARLP to begin reducing coal stockpiles at our operations. We currently anticipate coal inventories will return to more normalized levels by year end.

As anticipated, for the 2015 Quarter, ARLP’s total coal sales price of $54.49 per ton sold decreased compared to both the 2014 and Sequential Quarters.  Decreased coal sales prices in Appalachia primarily reflect lower average prices at our MC Mining and Tunnel Ridge mines due

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to current market conditions.  Coal sales prices also declined in the Illinois Basin, primarily due to lower coal sales prices at our Gibson North and Onton mines.

Total Segment Adjusted EBITDA Expense per ton decreased 1.3% in the 2015 Quarter compared to the Sequential Quarter.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved by 6.4% in the 2015 Quarter compared to the Sequential Quarter primarily due to additional production days reflecting seasonal differences, higher production at the Gibson South mine and increased productivity at the River View and Dotiki mines.  Sequentially, Segment Adjusted EBITDA Expense per ton in Appalachia increased 8.8% primarily as a result of lower production at our Tunnel Ridge mine due to a longwall move in the 2015 Quarter.  Compared to the 2014 Quarter, higher Total Segment Adjusted EBITDA Expense per ton primarily reflects a 3.6% increase in the Illinois Basin as a result of decreased production and higher inventory costs at our Warrior, Gibson North and Onton mines as well as increased medical expense at all mines in the region.  Partially offsetting this increase, Segment Adjusted EBITDA Expense per ton in Appalachia declined by 3.1% compared to the 2014 Quarter primarily due to improved productivity and lower benefits costs at our Mettiki mine in addition to increased production at Tunnel Ridge reflecting fewer longwall move days in the 2015 Quarter, partially offset by increased materials and supplies and maintenance costs at Tunnel Ridge.

As discussed above, total Segment Adjusted EBITDA compared to the 2014 and Sequential Quarters benefited from the ramp-up of longwall production from the White Oak mine.  ARLP’s Segment Adjusted EBITDA attributable to its investments in White Oak increased by $9.3 million and $1.2 million compared to the 2014 and Sequential Quarters, respectively.

Guidance Outlook

Commenting on ARLP’s current outlook for the rest of the year, Mr. Craft said, “The coal industry outlook remains challenged as demand for U.S. thermal coal has dropped further than expected this year and the supply response has been slow to occur. Relying on our sales contract position, strong balance sheet and low cost operations, we remain confident we are well positioned to achieve our financial goals for the year, including growing cash flow again in 2015.

To adjust to current market conditions we have decided to reduce our production further in 2015, which will save the Partnerships some capital expenditures. We expect the reduced production will have minimal impact on our cost per ton sold. We anticipate tons sold would be reduced by a similar amount, or approximately 700,000 tons at the midpoint of the prior guidance range.”

Based on results to date and current estimates, in 2015 ARLP is now anticipating coal production in a range of 40.2 to 41.2 million tons and sales volumes in a range of 40.75 to 42.65 million tons.  ARLP has committed and priced approximately 96% of its anticipated coal sales in 2015 and has also secured coal sales and price commitments for approximately 28.9 million tons, 12.8 million tons and 9.6 million tons in 2016, 2017 and 2018, respectively.

ARLP currently anticipates 2015 revenues, excluding transportation revenues, in a range of $2.35 to $2.41 billion.  ARLP’s 2015 per ton estimates and guidance ranges for EBITDA of $765.0 to $825.0 million and net income of $395.0 to $455.0 million remain unchanged from our initial outlook for the year.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

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ARLP is lowering anticipated total capital expenditures during 2015 to a range of $270.0 to $300.0 million due to mine plan changes at various operations in the Illinois Basin.  In addition to these anticipated capital expenditures, ARLP now expects to fund approximately $20.0 to $25.0 million of its investment commitment to purchase oil and gas mineral interests, of which $8.0 million was funded in the 2015 Quarter.  ARLP also funded $10.3 million of its preferred equity investment commitment to White Oak in the 2015 Quarter and does not anticipate funding any further preferred equity investments.

A conference call regarding ARLP’s 2015 Quarter financial results is scheduled for Wednesday, April 29, 2015 at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 19590246.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 19590246.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also has made equity investments in, and is purchasing reserves and operating surface facilities related to, a new mining complex in southern Illinois.  In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Tons Sold	9,501	9,495
Tons Produced	10,502	10,253

SALES AND OPERATING REVENUES:
Coal sales	$517,739	$525,545
Transportation revenues	7,148	6,005
Other sales and operating revenues	35,529	10,488
Total revenues	560,416	542,038

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	334,362	322,242
Transportation expenses	7,148	6,005
Outside coal purchases	322	2
General and administrative	16,846	17,435
Depreciation, depletion and amortization	78,268	66,841
Total operating expenses	436,946	412,525

INCOME FROM OPERATIONS	123,470	129,513

Interest expense, net	(7,968)	(8,063)
Interest income	531	389
Equity in loss of affiliates, net	(9,686)	(6,241)
Other income	118	306
INCOME BEFORE INCOME TAXES	106,465	115,904

INCOME TAX BENEFIT	(2)	—

NET INCOME	106,467	115,904
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	13	—

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$106,480	$115,904

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$36,883	$33,368

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$69,597	$82,536

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.92	$1.10

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.65	$0.59875

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,130,405	73,994,866

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,395	$24,601
Trade receivables	178,477	184,187
Other receivables	485	1,025
Due from affiliates	7,649	7,221
Inventories	114,643	83,155
Advance royalties	9,440	9,416
Prepaid expenses and other assets	20,398	31,283
Total current assets	357,487	340,888

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,889,878	2,815,620
Less accumulated depreciation, depletion and amortization	(1,219,592)	(1,150,414)
Total property, plant and equipment, net	1,670,286	1,665,206

OTHER ASSETS:
Advance royalties	28,257	15,895
Due from affiliate	11,020	11,047
Equity investments in affiliates	232,049	224,611
Other long-term assets	31,827	27,412
Total other assets	303,153	278,965
TOTAL ASSETS	$2,330,926	$2,285,059

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$95,236	$85,843
Due to affiliates	239	370
Accrued taxes other than income taxes	21,289	19,426
Accrued payroll and related expenses	38,758	57,656
Accrued interest	6,028	318
Workers’ compensation and pneumoconiosis benefits	8,868	8,868
Current capital lease obligations	1,299	1,305
Other current liabilities	13,153	17,109
Current maturities, long-term debt	230,000	230,000
Total current liabilities	414,870	420,895

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	615,000	591,250
Pneumoconiosis benefits	56,304	55,278
Accrued pension benefit	39,772	40,105
Workers’ compensation	50,438	49,797
Asset retirement obligations	93,972	91,085
Long-term capital lease obligations	15,287	15,624
Other liabilities	6,852	5,978
Total long-term liabilities	877,625	849,117
Total liabilities	1,292,495	1,270,012

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital: Limited Partners - Common Unitholders 74,188,784 and 74,060,634 units outstanding, respectively	1,331,350	1,310,517
General Partners’ deficit	(258,586)	(260,088)
Accumulated other comprehensive loss	(35,118)	(35,847)
Total ARLP Partners’ Capital	1,037,646	1,014,582
Noncontrolling interest	785	465
Total Partners’ Capital	1,038,431	1,015,047
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,330,926	$2,285,059

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$161,622	$140,099

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(50,330)	(69,463)
Changes in accounts payable and accrued liabilities	659	(3,745)
Proceeds from sale of property, plant and equipment	299	—
Purchases of equity investments in affiliates	(18,804)	(30,000)
Payment for acquisition of businesses, net of cash acquired	(28,078)	—
Payments to affiliate for acquisition and development of coal reserves	—	(1,401)
Other	1,807	—
Net cash used in investing activities	(94,447)	(104,609)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under term loan	(6,250)	—
Borrowings under revolving credit facilities	95,000	82,800
Payments under revolving credit facilities	(65,000)	(117,800)
Payments on capital lease obligations	(343)	(358)
Contribution to consolidated company from affiliate noncontrolling interest	333	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,719)	(2,991)
Cash contributions by General Partners	95	111
Distributions paid to Partners	(84,356)	(76,510)
Other	(2,141)	—
Net cash used in financing activities	(65,381)	(114,748)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,794	(79,258)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,601	93,654

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$26,395	$14,396

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2015	2014	2014	2015E Midpoint

Net income	$106,467	$115,904	$123,678	$425,000
Depreciation, depletion and amortization	78,268	66,841	71,027	344,000
Interest expense, gross	7,649	8,446	7,756	26,000
Capitalized interest	(212)	(772)	—	—
Income tax benefit	(2)	—	—	—
EBITDA	192,170	190,419	202,461	795,000
Equity in loss of affiliates, net	9,686	6,241	3,102	23,500
Interest expense, gross	(7,649)	(8,446)	(7,756)	(26,000)
Income tax benefit	2	—	—	—
Estimated maintenance capital expenditures (1)	(58,286)	(60,493)	(62,044)	(230,000)
Distributable Cash Flow	$135,923	$127,721	$135,763	$562,500

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2015 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.55 per produced ton compared to the estimated $5.90 per produced ton in 2014.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014

Operating expense	$334,362	$322,242	$359,055
Outside coal purchases	322	2	7
Other income	(118)	(306)	(388)
Segment Adjusted EBITDA Expense	$334,566	$321,938	$358,674
Divided by tons sold	9,501	9,495	10,049
Segment Adjusted EBITDA Expense per ton	$35.21	$33.91	$35.69

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014

EBITDA (See reconciliation to GAAP above)	$192,170	$190,419	$202,461
General and administrative	16,846	17,435	18,351
Segment Adjusted EBITDA	$209,016	$207,854	$220,812
Divided by tons sold	9,501	9,495	10,049
Segment Adjusted EBITDA per ton	$22.00	$21.89	$21.97

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